Exhibit 99.1

Quorum Broadcast Holdings, LLC

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Members of

Quorum Broadcast Holdings, LLC

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of changes in redeemable preferred and common units and members’ deficit and of cash flows present fairly, in all material respects, the financial position of Quorum Broadcast Holdings, LLC and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

November 6, 2003, except as to Note 15, which is as of January 26, 2004

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	September 30, 2003 (unaudited)	December 31, 2002	December 31, 2001
Assets
Current assets
Cash and cash equivalents	$1,283	$9,254	$1,907
Accounts receivable, net of allowance for doubtful accounts of $275 and $600 for 2002 and 2001, respectively	13,819	13,076	14,042
Current portion of broadcast rights	10,650	8,681	9,356
Prepaid expenses and other current assets	600	964	931
Prepaid income taxes	—	330	—

Total current assets	26,352	32,305	26,236
Property and equipment, net	22,259	25,994	34,821
Broadcast rights, net of current portion	4,847	3,983	5,004
Goodwill, net	31,888	31,888	47,253
Other intangible assets, net	113,330	119,902	128,531
Other assets	163	101	88

Total assets	$198,839	$214,173	$241,933

Liabilities
Current liabilities
Income taxes payable	$88	$—	$413
Amounts due to related parties	1,183	1,143	691
Current portion of long-term debt	11,500	20,500	1,225
Current portion of broadcast rights payable	9,839	7,954	8,516
Accounts payable	2,972	2,043	2,928
Accrued expenses	2,563	2,235	1,863
Interest payable	223	386	1,101
Deferred tax liabilities	1,048	1,048	851

Total current liabilities	29,416	35,309	17,588
Broadcast rights payable, net of current portion	6,665	5,795	7,020
Convertible subordinated promissory notes, due to related parties	—	—	24,481
Long-term debt	131,536	130,763	147,153
Note payable to related party	2,000	2,000	2,000
Deferred tax liabilities	3,929	3,071	—
Deferred gain on sale of assets	7,807	8,061	8,833
Units subject to mandatory redemption	108,763	—	—
Other noncurrent liabilities	1,239	2,002	2,302

Total liabilities	291,355	187,001	209,377

Commitments and contingencies (Note 13)
Mandatorily redeemable preferred and common units
Redeemable preferred units	—	93,471	44,553
Redeemable common units	—	7,905	14,270
Members’ deficit
Contributed capital	96,925	96,925	96,924
Accumulated deficit	(189,441)	(171,129)	(123,191)

Total members’ deficit	(92,516)	(74,204)	(26,267)

Total liabilities, mandatorily redeemable preferred and common units and members’ deficit	$198,839	$214,173	$241,933

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Nine months ended September 30, 2003 (unaudited)	Nine months ended September 30, 2002 (unaudited)	Year-ended December 31, 2002	Year-ended December 31, 2001	Year-ended December 31, 2000
Revenue (excluding trade and barter)	$53,722	$53,326	$74,671	$67,329	$78,229
Less – commissions	6,394	6,870	9,690	8,583	10,839

Net broadcast revenue (excluding trade and barter)	47,328	46,456	64,981	58,746	67,390
Trade and barter revenue	5,834	5,432	7,457	7,244	7,758

Total net revenue	53,162	51,888	72,438	65,990	75,148

Operating expenses:
Direct operating expense (exclusive of depreciation and amortization, shown separately below)	13,844	12,617	18,224	15,545	14,041
Selling, general and administrative expense (exclusive of depreciation and amortization, shown separately below)	20,303	19,581	26,288	24,715	25,425
Amortization of broadcast rights	7,091	7,335	9,913	9,814	10,803
Depreciation and amortization	12,060	13,401	18,185	27,065	26,742

Total operating expenses	53,298	52,934	72,610	77,139	77,011

Loss from continuing operations	(136)	(1,046)	(172)	(11,149)	(1,863)
Other income (expenses)	1,444	386	1,140	(2,417)	126
Interest expense, net, including amortization of debt financing fees	(8,492)	(18,084)	(28,705)	(23,623)	(27,199)

Loss from continuing operations before income taxes	(7,184)	(18,744)	(27,737)	(37,189)	(28,936)
Income tax (expense)	(946)	(2,957)	(3,001)	(1,562)	(373)

Loss before discontinued operations and cumulative effect of change in accounting principle, net of tax	(8,130)	(21,701)	(30,738)	(38,751)	(29,309)
Cumulative effect of change in accounting principle, net of tax (Note 2)	(2,577)	(16,051)	(16,051)	—	—

Net loss	$(10,707)	$(37,752)	$(46,789)	$(38,751)	$(29,309)

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND COMMON UNITS AND MEMBERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(in thousands except unit amounts)

	Redeemable Series A Preferred		Redeemable Series B Preferred		Redeemable Class E		Class A		Class B		Class C		Class D		Accumulated deficit	Total members’ equity (deficit)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance December 31, 1999	—	$—	—	$—	—	$—	86,269	$86,269	10,461	$10,461	276	$171	40	$25	$(45,232)	$51,694
Issuance of Class E Units	—	—	—	—	4,833	5,685	—	—	—	—	—	—	—	—	—	—
Issuance of Class E Units upon conversion of convertible notes payable	—	—	—	—	268	315	—	—	—	—	—	—	—	—	—	—
Issuance of Series A Preferred units, net of issuance costs of $242	37,900	32,215	—	—	—	—	—	—	—	—	—	—	—	—	(242)	(242)
Issuance of Series A Preferred units upon conversion of convertible notes payable, net of issuance costs of $13	2,100	1,785	—	—	—	—	—	—	—	—	—	—	—	—	(13)	(13)
Accretion to redemption value of Series A Preferred units	—	3,244	—	—	—	—	—	—	—	—	—	—	—	—	(3,244)	(3,244)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(29,309)	(29,309)

Balance December 31, 2000	40,000	37,244	—	—	5,101	6,000	86,269	86,269	10,461	10,461	276	171	40	25	(78,040)	18,886
Issuance of Class E units	—	—	—	—	11,337	9,179	—	—	—	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	1	1	—	1
Repurchase of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	(7)	(3)	—	(3)
Adjustment to redemption value of Class E units	—	—		—	—	(909)	—	—	—	—	—	—	—	—	909	909
Accretion to redemption value of Series A Preferred units	—	7,309	—	—	—	—	—	—	—	—	—	—	—	—	(7,309)	(7,309)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,751)	(38,751)

Balance December 31, 2001	40,000	44,553	—	—	16,438	14,270	86,269	86,269	10,461	10,461	276	171	34	23	(123,191)	(26,267)
Issuance of Series B and Class E units	—	—	5,000	2,746	4,111	2,254	—	—	—	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	3	2	—	2
Repurchase of Class D units	—	—	—	—	—	—	—	—	—	—	—	—	(1)	(1)	—	(1)
Issuance of Series B Preferred units, upon conversion of convertible subordinated promissory notes	—	—	31,057	31,057	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	5,347	—	—	—	—	—	—	—	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	—	—	—	(8,619)	—	—	—	—	—	—	—	—	8,619	8,619
Accretion to redemption value of Series A Preferred units	—	8,393	—	—	—	—	—	—	—	—	—	—	—	—	(8,393)	(8,393)
Accretion to redemption value of Series B Preferred units	—	—	—	1,375	—	—	—	—	—	—	—	—	—	—	(1,375)	(1,375)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(46,789)	(46,789)

Balance December 31, 2002	40,000	$52,946	36,057	$40,525	20,549	$7,905	86,269	$86,269	10,461	$10,461	276	$171	36	$24	$(171,129)	$(74,204)

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended		Year ended December 31 2002	Year ended December 31 2001	Year ended December 31 2000
	September 30 2003	September 30 2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(10,707)	$(37,752)	$(46,789)	$(38,751)	$(29,309)
Adjustments to reconcile net loss to net cast provided by (used for) continuing operating activities:
Loss on sale and disposal of fixed assets	—	1,528	1,729	310	142
Depreciation	6,175	7,154	9,855	10,528	10,951
Amortization of intangible assets	5,885	6,247	8,329	16,537	15,791
Amortization of debt financing fees	790	899	918	418	493
Amortization of broadcast rights (excluding barter)	2,733	3,162	4,212	4,016	4,346
Payments for broadcast rights	(2,811)	(3,255)	(4,304)	(3,809)	(4,623)
Cumulative effect of change in accounting principle, net of tax	2,577	16,051	16,051	—	—
Effect of accounting for derivative instrument	(1,204)	(824)	(1,098)	2,429	—
Noncash interest expense	1,004	8,577	12,269	494	4,508
Changes in assets and liabilities:
Accounts receivable	(743)	869	966	1,353	(258)
Prepaid income taxes	—	—	(329)	—	—
Income taxes receivable	—	—	—	98	481
Prepaid expenses, other current assets and other assets	633	(2,635)	(46)	149	(217)
Payment for affiliation agreement	—	—	—	(1,006)	—
Amounts due to related parties	40	—	452	18	117
Accounts payable	929	(1,182)	(885)	1,566	(1,138)
Accrued expenses	328	1,582	372	(1,019)	(161)
Interest payable	(163)	(736)	3,547	(9,018)	6,482
Deferred taxes	858	3,096	3,267	688	(109)
Other noncurrent liabilities and deferred gain on sale of assets	187	296	26	(426)	(15)
Income taxes payable	88	(511)	(413)	413	—

Net cash provided by (used for) operating activities	6,599	2,566	8,129	(15,012)	7,481

Cash flows from investing activities:
Cash paid for Wolf Mountain purchase option	—	—	—	—	(319)
Proceeds from sale of assets	—	471	952	21,060	—
Capital expenditures	(2,440)	(2,012)	(3,709)	(1,675)	(4,587)

Net cash (used for) provided by investing activities	(2,440)	(1,541)	(2,757)	19,385	(4,906)

Cash flows from financing activities:
Proceeds from long-term debt	—	—	—	47,575	12,000
Payment of long-term debt	(11,801)	(1,495)	(1,495)	(74,485)	(49,730)
Proceeds from revolver borrowings	—	783	—	—	—
Proceeds from convertible subordinated promissory notes	—	—	—	19,653	5,600
Payment of convertible subordinated promissory notes	—	—	—	—	(5,000)
Payment of debt financing fees	(329)	(1,531)	(1,531)	(1,115)	(1,279)
Proceeds from senior discount notes	—	—	—	21,168	—
Payment of senior note	—	—	—	(28,175)	—
Proceeds from members’ contributions	—	1	1	1	37,645
Repurchase of common units	—			(3)	—
Proceeds from issuance of redeemable preferred units	—	2,746	2,746	—
Proceeds from issuance of redeemable common units	—	2,254	2,254	9,179	—

Net cash provided by (used for) financing activities	(12,130)	2,758	1,975	(6,202)	(764)

Increase (decrease) in cash and cash equivalents from continuing operations	(7,971)	3,783	7,347	(1,829)	1,811
Cash and cash equivalents, beginning of period	9,254	1,907	1,907	3,736	1,925

Cash and cash equivalents, end of period	1,283	5,690	9,254	1,907	3,736

Supplemental disclosure of cash flow information:
Cash paid during the period for interest			$11,858	$31,980	$15,716

Cash paid during the period for income taxes			$477	$477	$687

Supplemental disclosure of noncash financing activities:
Conversion of convertible promissory notes payable and interest to preferred units			$31,057	$—	$2,100

The accompanying notes are an integral part of these consolidated financial statements.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

Quorum Broadcast Holdings, Inc. (“QBH”) was incorporated on July 16, 1997 in the State of Delaware for the sole purpose of acquiring 100% of the outstanding capital stock of Petracom Holdings, Inc. (“Petracom Holdings”) through its wholly-owned subsidiary PHI Acquisition, Inc. (“PHI Acquisition”) under a purchase agreement dated September 30, 1997. The purchase of Petracom Holdings was consummated on May 15, 1998 (the “Petracom Acquisition”) at which time PHI Acquisition merged with and into Petracom Holdings and changed its name to Quorum Broadcasting Company, Inc.

Quorum Broadcast Holdings, LLC (“Quorum” or the “Company”) was organized as a Limited Liability Company on December 22, 1998 in the State of Delaware for the sole purpose of holding 100% of the outstanding capital stock of QBH under a plan of reorganization dated April 15, 1999 (the “Reorganization”), with each shareholder of QBH receiving as consideration an equivalent number of ownership units in Quorum. The Reorganization has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and, accordingly, the financial statements for all prior periods have been restated to reflect the exchange of common stock for member units.

Quorum currently owns, operates and programs, through its subsidiaries, six Fox Broadcasting Company (“Fox”) affiliated television stations, one television station affiliated with the Columbia Broadcasting Systems (“CBS”), one television station affiliated with the American Broadcasting Company, Inc. (“ABC”), two stations affiliated with the National Broadcasting Company (“NBC”) and one independent station. Additionally, Quorum programs one Fox affiliated television station under a local marketing agreement (Note 3). Through Mission Broadcasting of Amarillo, Inc. (“Mission”) and VHR Broadcasting, Inc. (“VHR”), Quorum has Shared Services Agreements (“SSA”) and Joint Sales Agreements (“JSA”) with one ABC-affiliated television station, one CBS affiliated television station, and one Fox-affiliated television station and one independent television station. In addition, Quorum has an SSA and JSA with one NBC-affiliated television station (Note 4). Quorum and its subsidiaries, and Mission and VHR, are collectively referred to as the “Company” herein.

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of stations, regulate the equipment used by television stations, adopt regulations to carry out the provision of the Communications Act, and impose penalties for violation of such regulations.

The Company, which has a highly leveraged structure, has incurred significant losses and has a members’ deficit at December 31, 2002. Further, the Company has a working capital deficit of $3.0 million at December 31, 2002 and has no access to additional borrowing capacity under its amended debt structure (Note 8). Management believes that, taken together, its current cash balances and internally generated cash flow should result in the Company having adequate cash resources to meet its debt service and other financial obligations for at least the next twelve months from the balance sheet date. On June 30, 2003, the Company defaulted on certain financial and nonfinancial debt covenants and subsequently obtained bank waivers for these violations and has modified future covenants through December 31, 2004 (Note 15). The Company’s future compliance with its financial covenants is dependent on management’s ability to meet its forecasts, which is dependent on management’s ability to control operating costs and increase revenue. The Company has developed a plan to increase revenue and control operating costs, however, there can be no assurance that the plan will be achieved or additional funds will be available, if needed. Management believes it is probable the Company will meet all of its covenants through December 31, 2004. Absent waivers, certain bank debt would have been in default and approximately $134.4 million of long-term bank debt would have been reclassified as a current liability as of June 30, 2003.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Beyond 2003, the Company’s cash requirements for debt service and ongoing operations are substantial. Debt repayment obligations are significant in 2004 (Note 8). The Company’s forecasts indicate that the Company will be unable to generate enough cash flow from operations to pay these debt obligations. Absent the merger of Quorum’s subsidiaries with Nexstar Broadcasting Group, Inc. (Note 15), the Company will be dependent on its ability to generate significant operating profitability and cash flows from operations, restructure the terms of debt agreements or obtain equity infusions to fund future cash requirements. There is no assurance that the Company will be able to generate significant operating profitability and cash flows from operations, restructure the terms of debt agreements, obtain an equity infusion or remain in compliance with its covenant requirements. In the event the Company’s operations are not profitable or do not generate sufficient cash to fund the business, the Company may fail to comply with its restrictions, obligations and covenants under the debt agreements, which could result in a default. A default could result in the Company’s lenders requiring immediate repayment and limiting the availability of additional borrowings. If this occurs the Company will have to find other sources of capital and substantially reduce its operations. In addition, the Company may not be able to obtain additional financing on terms favorable to the Company, if at all. If adequate funds are not available or are not available on terms favorable to the Company, the Company’s business, results of operations and financial condition could be materially and adversely affected.

The consolidated interim financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company’s audited financial statements for the year ended December 31, 2002 are included herein, which include all such information and disclosures. In the opinion of management, the unaudited consolidated interim financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to summarize fairly the financial position, results of operations and cash flows of the Company for the periods presented. The interim results of operations are not necessarily indicative of the results to be expected for the full year.

2. Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Quorum and its wholly-owned subsidiaries and independently-owned entities VHR and Mission. VHR and Mission are separate entities each 100% owned by independent third parties. Collectively, these entities own, operate and program the following television stations: KOLR-TV, KAMC-TV, KHMT-TV, KCPN-LP and KCIT-TV. Quorum does not own VHR, Mission or these television stations, but it has entered into various management and service arrangements with them. Mission and VHR continue to control and maintain complete responsibility for their respective stations’ programming, finances, personnel and operations in order to comply with FCC regulations. In addition to providing certain services to the television stations, Quorum guarantees VHR’s and Mission’s combined debt (Note 8). Additionally, the owners of each entity have granted to Quorum a purchase option on each entity to acquire the assets of each entity at a price pursuant to the terms of the option agreement. As a result of the service arrangements, the debt guarantees and the option agreements with Mission and VHR, Quorum is deemed to have a controlling financial interest in Mission and VHR under U.S. GAAP while complying with the FCC’s rules regarding ownership limits in television markets. Accordingly, as a result of Quorum’s controlling financial interest in Mission and VHR, the financial results of operations of these entities have been consolidated with those of Quorum in these consolidated financial statements. Because the relevant entities have a net asset deficit and there is no binding obligation on the VHR or Mission shareholders to make good on the deficit, their interest in the results of operations and share of net assets have not been recognized.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

All significant intercompany accounts and transactions have been eliminated in consolidation. Unless otherwise noted, all dollars are in thousands.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results could differ from those estimates.

Revenue Recognition

Advertising revenues, which include network compensation, are recognized in the period during which the time spots are aired. Revenue from other sources, which includes income from production as well as advertising on the Company’s web sites, are recognized in the period during which the goods or services are provided and when collectibility is reasonably assured. Revenue from other sources amounted to 3%, 2% and 1% of total net revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

Trade Transactions

The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. The Company recorded $1.8 million, $1.4 million and $1.3 million of trade revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

Cash and Barter Broadcast Rights and Broadcast Rights Payable

Broadcast rights, primarily in the form of syndicated programs and feature film packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. The Company recorded $5.7 million, $5.8 million and $6.5 million of barter revenue and expense for the years ended December 31, 2002, 2001 and 2000, respectively.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash and investments with an original maturity when purchased of three months or less.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality securities with maturities less than three months. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at financial institutions on December 31, 2002 and 2001. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company’s accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or groups of customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Property and Equipment

Property and equipment is stated on the basis of cost or estimated fair value at the date of acquisition. Major renewals and betterments are capitalized and repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.

Intangible Assets

Intangible assets include FCC licenses, network affiliation agreements, and goodwill. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires companies to cease amortizing certain intangible assets including goodwill and FCC licenses. The amortization of existing goodwill and FCC licenses resulting from acquisitions completed prior to July 1, 2001 ceased on January 1, 2002.

SFAS No. 142, requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment by comparing the fair value of a station with its carrying amount and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company’s fiscal year. The Company completed the first step of the impairment test using the discounted cash flow method to estimate the fair value of its stations. The valuation assumptions used in the discounted cash flow model reflected anticipated future operating results and cash flow based on its business plan. As a result of this test the Company identified certain stations that required additional testing for impairment of goodwill. The second test resulted in an impairment loss of $15.4 million, net of taxes, which has been accounted for as a cumulative effect of change in accounting principle. During each year ended December 31, 2001 and 2000, respectively, the Company incurred goodwill amortization expense of $4.1 million and $3.9 million.

FCC licenses were tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a station by station basis as of January 1, 2002. The fair value of each station was determined using the discounted cash flow valuation method, assuming a hypothetical start-up whose only asset is the FCC license. The test resulted in an impairment loss of $0.7 million, net of taxes, which has been accounted for as a cumulative effect of change in accounting principle.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents certain financial information assuming that amortization expense associated with goodwill and FCC licenses was excluded for all periods presented:

	2002	2001	2000
	(dollars in thousands)
	(restated)
Net loss	$(46,789)	$(38,751)	$(29,309)
Add:
Goodwill amortization, net of tax	—	4,072	3,907
Indefinite-lived intangibles amortization, net of tax	—	2,772	2,806

Net loss—as adjusted	$(46,789)	$(31,907)	$(22,596)

The Company tests the impairment of its goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the station’s fair value (as determined in the first step) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

An impairment assessment of goodwill and FCC licenses could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, or by adverse changes to Federal Communications Commission ownership rules, among others.

There was no additional impairment of FCC licenses and goodwill at December 31, 2002. As of September 30, 2003 the Company did not identify any triggering events for an impairment assessment.

Long-Lived Assets

The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related asset exceeds the fair value of the asset, the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized.

Debt Financing Fees

Debt financing fees represent costs incurred in obtaining long-term financing. These costs are expensed as interest over the lives of the related loans using the effective interest method.

Derivative and Hedging Activities

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge criteria are met. The Company uses derivative instruments to manage exposure to interest rate risks. The Company’s objective for holding derivatives is to minimize its interest rate risk.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximate fair value due to their short-term nature. The fair value of derivative financial instruments were obtained from financial institution quotes. The interest rates on substantially all of the Company’s bank borrowings are adjusted regularly to reflect current market rates. Accordingly, the carrying amounts of the Company’s short-term and long-term borrowings also approximate fair value.

Income Taxes

Quorum is is a Limited Liability Company (“LLC”) that is treated as a partnership for income tax purposes. No provision for income taxes is required by Quorum as its income and expenses are taxable to or deductible by its members. VHR, Mission and Quorum’s wholly-owned corporate subsidiaries are subject to income taxes and account for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000 totaled $1.6 million, $1.6 million and $2.0 million, respectively.

Units Subject to Mandatory Redemption

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 15, 2003. On adoption of the standard on July 1, 2003 the Company reclassified its mandatorily redeemable preferred and common units as a liability and recorded $2.6 million as a cumulative effect of change in accounting principle. Additionally, for the three months ended September 30, 2003, the Company is required to record the change in the fair value of the liability to interest expense. The Company recorded an adjustment to interest expense of $2.9 million.

Recently Issued Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”), which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which addressed the accounting for gains and losses from extinguishment of debt. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to certain existing pronouncements that are not substantive in nature. The Company adopted SFAS No. 145 effective for the year ended December 31, 2002 and as a result has reclassified $0.2 million, $0.5 million and $4.5 million, respectively, of extraordinary loss from refinancing of credit facilities to interest expense for the years ended December 31, 2002, 2001 and 2000.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect that the adoption of SFAS No. 146 will have a material impact on the financial position or results of operations of the Company.

In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). The Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. Quorum guarantees the term debt of Mission and VHR. Mission and VHR also guarantee Quorum’s debt.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.” This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46, is effective for variable interest entities created after January 31, 2003. The Company does not expect that the adoption of FIN No. 46 will have a material impact on the financial position or results of operations of the Company with respect to the accounting for Mission and VHR. The Company is however still currently evaluating the impact of accounting under FIN No. 46.

On April 30, 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (“SFAS No. 133”) “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivative in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company does not expect that the adoption of SFAS No. 149 will have a material impact on the financial position or results of operations of the Company.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation which resulted in no changes to reported net loss.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

3. Local Marketing Agreements

As part of the acquisition of KSVI, Quorum was assigned the right, title and interest in a local marketing agreement (“LMA”) with Wolf Mountain Broadcasting, owner of KHMT, a Fox affiliated television station in Billings, Montana (the “KHMT LMA”). In January 2002, VHR Broadcasting of Billings, LLC purchased KHMT from Wolf Mountain Broadcasting and assumed all rights under the LMA. Under the KHMT LMA, Quorum sells and collects the advertising revenues of KHMT and reimburses VHR Broadcasting of Billings LLC for operating expenses. In June 2000, Quorum paid $0.3 million to acquire an option to purchase the station assets of KHMT for $0.9 million. In January 2002, the exercise price of the option was reduced from $0.9 million to $0.6 million. The option will expire upon termination of the KHMT LMA in 2004.

4. Joint Sales Agreement and Shared Services Agreement

On March 21, 2001, Quorum entered into a joint sales agreement (the “JSA”) with Piedmont Television of Monroe/El Dorado LLC (previously known as GOCOM Television of Quachita, LLC) (“Piedmont”) the licensee of a television station in El Dorado, Arkansas. The term of the JSA with Piedmont is 10 years and shall be extended automatically for two additional 10-year terms unless the agreement is otherwise terminated. Under the JSA, Quorum permits Piedmont to sell to advertisers all of the time available for commercial advertisements of the Quorum’s television station KARD in the related market. During the term of the JSA, Piedmont is obligated to pay Quorum a monthly fee as mutually agreed upon.

Piedmont is entitled to all revenues attributable to commercial advertisements sold by Piedmont. Piedmont is obligated to undertake the administration and servicing of all of the station’s contracts and other agreements, which provide for the sale and broadcast of advertising and related activities. All commissions to employees and agencies payable on account of advertising broadcast are paid by Piedmont. Quorum continues to maintain full control over the operations of its station, including programming, editorial policies, employees of Quorum and Quorum-controlled facilities.

Concurrent with the JSA, Quorum entered into a shared services agreement (the “SSA”) with Piedmont. Under the SSA, Quorum and Piedmont agreed to share the costs of certain services and procurements, which they individually require in connection with the ownership and operation of their respective stations. Under the SSA, Piedmont provides certain services as stated in the SSA. In consideration for the services provided to Quorum by Piedmont, Quorum pays a service fee as stated in the SSA.

For the year ended December 31, 2002, Quorum recognized revenue of $1.4 million pursuant to the JSA, net of service fees paid to Piedmont.

In connection with these agreements, on March 21, 2001, Quorum entered into a right of first refusal agreement with Piedmont. In the event that either Quorum or Piedmont receives a solicited or unsolicited bona fide offer for the acquisition of its station by a third party, the station owner shall abide by the mutually agreed upon terms and conditions as stated in the agreement. The exercise of this agreement will be permitted solely in accordance with the Communications Act and all applicable rules, regulations and policies of the FCC and is subject to prior FCC consent. The term of this agreement shall continue and be in effect for as long as the JSA shall be in effect.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

5. Property and Equipment

Property and equipment consist of the following:

	Estimated useful life (years)	December 31,
		2002	2001
		(dollars in thousands)
Land and improvements	—	$2,626	$2,825
Transmission equipment	5	4,795	4,734
Buildings and improvements	15-39	12,195	13,236
Broadcasting equipment	3-5	32,330	36,214
Furniture and other equipment	5-7	6,224	7,040
Vehicles	5-7	1,642	1,618
Construction in progress	—	167	307

		59,979	65,974
Less—accumulated depreciation		(33,985)	(31,153)

Property and equipment, net		$25,994	$34,821

Depreciation expense recorded for the years ended December 31, 2002, 2001 and 2000 was $9.9 million, $10.5 million and $11.0 million, respectively.

Sale of Towers

On May 11, 2001, the Company sold its telecommunications tower facilities for total net cash consideration of $21.1 million. The proceeds from the sale of the towers were applied to the outstanding loan amounts under the Term loan facility and the Revolving credit facility. The Company entered into an operating lease for tower space for 20 years. In 2001, the Company recorded a gain of $9.1 million on the sale, which has been deferred and is being recognized ratably over the lease term.

6. Goodwill and Other Intangibles

	Estimated useful life (years)	December 31,
		2002	2001
		(dollars in thousands)
Network affiliation agreements	15	$104,669	$104,669
FCC licenses	indefinite	40,891	41,577
Debt financing costs	term of debt	3,218	2,332
Other intangible assets	1	26,593	26,593

		175,371	175,171
Less: accumulated amortization		(55,469)	(46,640)

Intangible assets, net of accumulated amortization		119,902	128,531
Goodwill, net	indefinite	31,888	47,253

Intangible assets and goodwill		$151,790	$175,784

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Total amortization expense, from definite-lived intangible assets (excluding debt financing costs) for the years ended December 31, 2002, 2001 and 2000 was $8.3 million, $9.7 million and $9.1 million, respectively. The estimated useful life of network affiliations contemplates renewals of the underlying agreements based on the Company’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations of 15 years. The carrying value of indefinite-lived intangibles, excluding goodwill, at December 31, 2002 and 2001 was $32.0 million and $32.7 million, respectively. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets, excluding debt-financing costs, recorded on its books as of December 31, 2002 (dollars in thousands):

Year ending December 31,
2003	$7,895
2004	7,895
2005	7,895
2006	7,731
2007	7,675

7. Convertible Subordinated Promissory Notes Due to Related Parties

On December 31, 1999, Quorum issued a convertible subordinated note (the “ABRY Note II”) of $1.5 million to ABRY Broadcast Partners III, L.P. (“ABRY”). The indebtedness of the ABRY Note II was subordinated to the prior payment of the credit facilities and the Senior Note (as defined below). Quorum repaid the ABRY Note II on June 27, 2000 with funding provided by the refinancing of Quorum’s debt (Note 8). The amount paid equaled the original issue price plus accrued interest of $0.1 million.

In January 2000, Quorum issued a convertible subordinated note (the “ABRY Note III”) of $3.5 million to ABRY. The indebtedness of the ABRY Note III was subordinated to the prior payment of the credit facilities and the Senior Note. Quorum repaid the ABRY Note III on June 27, 2000 with funding provided by the refinancing of Company debt (Note 8). The amount paid equaled the original issue price plus accrued interest of $0.1 million.

On April 23, 2000, Quorum received a bridge loan of $2.1 million from an officer. On June 23, 2000, the loan (excluding accrued interest) was converted into 267.82 Class E units and 2,100 Series A Preferred units, respectively. Total interest expense accrued on this note amounted to $0.1 million at December 31, 2000. The interest is included in the interest payable amount as of December 31, 2002.

On April 30 and May 4, 2001, Quorum issued convertible subordinated notes (the “ABRY Note IV”) for $3 million and $22 million, respectively, to ABRY. Quorum, in conjunction with the subordinated debt issued 816.21646 and 5,985.59738 shares of Class E units valued at $0.8 million and $6.0 million, respectively. The notes were convertible only if Quorum did not repay the notes. As a result, Quorum also determined the value of the contingent beneficial conversion feature of the notes on the issuance date of $5.3 million. The discount on the ABRY Note IV arising from the allocation of proceeds to the Class E units was amortized to interest

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

expense over the term of the notes. The indebtedness of the ABRY Note IV was subordinated to the prior payment of credit facilities and the Senior Discount Notes (as defined below). The ABRY Note IV accrued interest at 15% per annum and was due on November 4, 2002. On November 4, 2002 the principle and unpaid interest accrued converted into Series B Preferred Units, and the contingent beneficial conversion feature of $5.3 million was recorded as interest expense.

8. Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2002	2001
Term loan facility	$78,712	$80,110
Revolving credit facility	44,603	44,700
Senior Discount Notes, including accrued interest of $6,645 and $2,383, and net of discount of $3,697 and $3,815, respectively	27,948	23,568

	151,263	148,378
Less—current maturities	(20,500)	(1,225)

	$130,763	$147,153

Revolving Credit Facility/Acquisition Credit Facility/Term Loan Facility

On April 16, 1999, the Company entered into a credit agreement (the “Credit Agreement”) for a $168 million term loan, $75 million acquisition credit facility and a $72 million revolving credit facility.

On June 23, 2000, the Company entered into the first amendment to the Credit Agreement. In connection with the amendment, the Company (i) repaid $40 million of the term loan, (ii) repaid $5 million of the ABRY Notes II and III, (iii) paid accrued interest of $196 on the ABRY Notes and (iv) paid an amendment fee of $0.6 million.

On May 4, 2001, the Company entered into the second amendment to the Credit Agreement. In connection with the amendment the Company (i) borrowed $22 million from ABRY (ABRY Note IV), (ii) repaid $20 million of the revolving credit facility and (iii) repaid $2 million of the term loan.

On May 15, 2001, the Company entered into the third amendment to the Credit Agreement. In connection with the amendment the Company (i) repaid $14.9 million of the term loan, (ii) repaid $10.6 million of the revolving credit facility, and (iii) borrowed $44.7 million under the revolving credit facility to pay down the Senior Note.

On February 28, 2002, the Company entered into the fourth amendment to the Credit Agreement which, in addition to resetting certain financial covenants, also restructured the scheduled principal maturities of the underlying debt.

All borrowings under the Credit Agreement bear interest at the lender’s base rate plus a percentage stipulated in the agreement. Interest is payable monthly. The revolving credit commitment is reduced in

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

varying quarterly installments beginning in March 2001 through December 2004. Based on the fourth amendment the Company can no longer borrow under the revolving credit facility. The acquisition credit facility terminated on December 31, 2000. The Company is required to pay a commitment fee to the lender on the unused portion of the revolving credit facility. The lender may require prepayments to principal based upon the meeting of certain cash flow criteria as defined in the Credit Agreement. Additionally, the Company may, at any time, prepay principal under the Credit Agreement, in whole or in part, without premium or penalty. Any scheduled payments or prepayments of the term loan may not be reborrowed. All borrowings under the Credit Agreement are secured by substantially all of the Company’s assets.

On June 30, 2003, the Company defaulted on certain financial and nonfinancial debt covenants and subsequently obtained bank waivers for these violations and has modified future covenants through September 30, 2004 (see Note 15).

Interest Rate Swap Agreements

The Company has used interest rate swap arrangements, not designated as hedging instruments under SFAS No. 133 Accounting for Derivative and Hedging Activities, as amended, to mitigate the impact of the variability in interest rates in connection with its variable rate senior credit facilities and fixed rate senior notes. As of December 31, 2002 and 2001, respectively, the Company held derivative instruments with a notional amount of $80 million and $100 million and the aggregate fair value of the instruments was a liability of $1.3 million and $2.4 million. Other (income) expense for the years ended December 31, 2002 and 2001 includes a gain of $1.1 million and loss of $2.4 million, respectively, from marking-to-market of these derivative instruments. These instruments terminated on June 13, 2003 (Note 15).

In February 2000, the Company terminated two interest rate swap agreements. In return, the Company received a payment of $3.1 million. The deferral of the gain has been amortized over the remaining period of the agreements through August 2001. At the same time, the Company entered into two interest rate swap agreements with notional amounts of $50 million each of which terminated on February 1, 2001. Under the agreements, the Company paid a fixed rate of 6.60% and received specified floating rates of interest. As of January 1, 2001, the amount of the cumulative effect of change in accounting principle from the adoption of SFAS No. 133 was not material.

Senior Note

In connection with the Petracom Acquisition on May 15, 1998, Quorum issued a note of $28.2 million (the “Senior Note”). The Senior Note matured on the third anniversary of the closing and accrued interest at 16%, compounded semiannually. The Senior Note was repaid on May 16, 2001.

Senior Discount Notes

On May 15, 2001, Quorum issued 15% discount notes for $25 million (the “Senior Discount Notes”), which will accrete to $51.5 million on May 15, 2006. Beginning on May 15, 2001 the Senior Discount Notes accrue interest at 15% per annum, which will be payable semiannually on November 15 and May 15 beginning on November 15, 2006. On November 15, 2006 the note calls for a mandatory redemption of $30.8 million. The remaining balance on the note is due May 15, 2009. In connection with the issuance of the Senior Discount Notes, Quorum issued 4,534.6359 Class E units valued at $4.5 million to the note holders. The

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

discount on the Senior Discount Notes arising from the allocation of proceeds to the Class E units is being amortized to interest expense over the term of the notes. The proceeds from these notes were applied to the outstanding loan amounts under the Term loan facility and Revolving credit facility.

Debt Maturities

The aggregate undiscounted principal maturities of long-term debt are as follows (dollars in thousands):

2003	$20,500
2004	102,815
2005	—
2006	30,779
Thereafter	866

$154,960

9. Mandatorily Redeemable Preferred Units

On June 23, 2000, Quorum issued Series A Redeemable Preferred Units (“Series A Preferred Units”). The holders of the Series A Preferred Units are not entitled to vote. Each Series A Preferred Unit accrues a 15% yield on a daily basis with a value which is equal to $1 per unit plus all accrued but unpaid dividends. On each semiannual period date (June 30 and December 31), the amount of the accrued but unpaid dividend shall be added to each Preferred Unit. Dividends accrue semiannually and will be paid upon redemption on June 23, 2010. Holders of Series A Preferred Units are entitled to a liquidation preference upon distribution, in accordance with the terms of the agreement of $57.6 million and $62 million at December 31, 2002 and June 30, 2003, respectively.

On May 4, 2001 Quorum authorized Series B Preferred Units (“Series B Preferred Units”). The holders of Series B Preferred Units are not entitled to vote. Each Series B Preferred Unit accrues a 15% yield on a daily basis with a value which is equal to $1 per unit plus all accrued but unpaid dividends. On each semiannual period date (June 30 and December 31), the amount of the accrued but unpaid dividend shall be added to each Preferred Unit.

Series A Preferred Units are redeemable at the option of Quorum or in the event of an occurrence of a change in control at the option of the stockholder at a current redemption price specified in the Preferred Unit agreement. Quorum is required to redeem all of the outstanding Series A Preferred Units at a price of $1 per unit plus all accrued but unpaid dividends, whether or not declared, which have accrued thereon on June 23, 2010.

For so long as the Series A Preferred Units are outstanding, Quorum is subject to various restrictive covenants including maintenance of a debt service ratio and limitations on certain issuances of debt, sales of stock or assets, acquisitions and certain other transactions. In the event of default, holders of the Series A Preferred Units may require Quorum to redeem immediately for cash all outstanding Series A Preferred Units at the current redemption price.

On February 28, 2002, Quorum issued, 5,000 Series B Preferred Units. In connection with the issuance Quorum issued 4,111 Class E redeemable units. The total proceeds on issuance were $5 million. The Series B Preferred Units and Class E Units were valued at $2.7 million and $2.3 million, respectively.

On November 4, 2002, Quorum issued 31,057 Series B Preferred Units upon conversion of the subordinated convertible promissory notes (see Note 7).

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

10. Members’ Deficit

Distributions will be made to the holders of Quorum’s Class A, B, C, D and E in the following priority; first to holders of Preferred Units, second the holders of units of Class A, B and E, and third to the holders of units of Class C and D. A point system, as defined for each class of units in the restated certificate of incorporation, is utilized as the method of allocating the remaining distributions. The holders of Class A, B and E, as a single combined class, are entitled to vote with a number of votes equal to the number of points assigned to the units held by each holder.

Redemption of Class E

The holders of Class E units are entitled to require Quorum to redeem all of the outstanding Class E units at fair market value on or after June 23, 2010. The carrying value of the Class E units is recorded at redemption value at December 31, 2002.

11. Income Taxes

The income tax (benefit) expense consists of the following (dollars in thousands):

	December 31,
	2002	2001	2000
Current
Federal	$—	$—	$—
State	(267)	874	482

Total current	(267)	874	482

Deferred
Federal	3,105	—	—
State	163	688	(109)

Total deferred	3,268	688	(109)

Total tax expense	$3,001	$1,562	$373

The income tax (benefit) expense differs from the U.S. federal statutory tax rate of 34% as a result of the following items:

	December 31,
	2002	2001	2000
	(dollars in thousands)
U.S. federal statutory tax rate, applied to loss before income taxes, of 34%	$(8,984)	$(11,469)	$(8,306)
Nondeductible goodwill amortization	—	519	824
State taxes, net of federal benefit	(1,890)	(782)	(449)
Other permanent differences	45	68	(151)
Interest Expense	2,696	691	—
Increase in valuation allowance	11,134	12,535	8,455

	$3,001	$1,562	$373

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The deferred tax liabilities were comprised of the following:

	December 31,
	2002	2001	2000
	(dollars in thousands)
Assets
Net operating loss carryforwards	$37,806	$29,080	$22,750
Amortization of intangible assets	11,009	6,380	5,911
Provision for doubtful accounts	91	179	110
Other	351	—	623
Unrealized derivative loss	532	970	—
Deferred tower sale gain	3,081	3,394	—

	52,870	40,003	29,394
Liabilities
Depreciation of property and equipment	(1,100)	(1,579)	(5,001)
Other	(83)	(2)	—
Amortization of intangible assets	(935)	—	—
Less – valuation allowance	(54,871)	(39,273)	(24,556)

Deferred tax liabilities	$(4,119)	$(851)	$(163)

At December 31, 2002, the Company has federal and state net operating carryforwards available of $95,771 and $108,872, respectively, to reduce future taxable income. These net operating loss carryforwards begin to expire in 2010 if not utilized.

The Company has provided a valuation allowance for certain deferred tax assets. The allowance relates to the generation of net operating losses and other deferred tax assets of certain corporate subsidiaries, the benefit of which may not be realized.

Prior to January 1, 2002, the Company recorded deferred tax liabilities relating to the difference in the book basis of goodwill and intangibles. The reversals of those deferred tax liabilities were utilized to support the recognition of deferred tax assets (primarily consisting of net operating loss carryforwards) recorded by the Company. As a result of the adoption of SFAS No. 142, those deferred tax liabilities will no longer reverse on a scheduled basis and can no longer be utilized to support the realization of deferred tax assets. Accordingly, during the year ended December 31, 2002, the Company recorded a net non-cash charge of $3,564 as part of its provision for income taxes to establish a valuation allowance against its deferred tax assets.

A corporation that undergoes a “change of ownership” pursuant to section 382 of the Internal Revenue Code is subject to limitations on the amount of its net operating loss carryforwards which may be used in the future. An ownership change occurred on May 15, 1998. The amount of the net operating loss at May 15, 1998 was approximately $7,700. The annual limitation on the use of the net operating loss is approximately $1,400. The Company estimates the limitation on the net operating loss will not have a material adverse impact on the Company’s financial position or results of operation. No assurance can be given that an ownership change will not occur as a result of other transactions entered into by the Company, or by certain other parties over which the Company has no control. If a “change in ownership” for income tax purposes occurs, the Company’s ability to

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

use “pre-change losses” could be postponed or reduced, possibly resulting in accelerated or additional tax payments which, with respect to tax periods beyond 2001, could have a material adverse impact on the Company’s financial position or results of operations.

12. Employee Benefits

On May 15, 1998, Quorum established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees of Quorum who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the 401(k) Plan may be made at the discretion of Quorum. Quorum has made contributions amounting to $132, $146 and $165 for the years ended December 31, 2002, 2001 and 2000, respectively.

Under a collective bargaining agreement Quorum contributes three percent (3%) of the gross monthly payroll of certain covered employees toward their pension benefits. Employees must have completed 90 days of service to be eligible for the contribution. Quorum’s contribution amounted to $18, $17 and $16 for the years ended December 31, 2002, 2001 and 2000, respectively.

13. Commitments and Contingencies

Guarantor Arrangements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”), FIN No. 45 requires that a guarantor recognize, at the inception of a guarantee, ability for the fair value of the obligation undertaken by issuing the guarantee. FIN No. 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. The following is a summary of the Company’s agreements that have been determined to be within the scope of FIN No. 45.

As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that may limit the Company’s exposure and enable it to recover a portion of any future amount paid. As a result of the insurance policy, the Company believes the estimated fair value of these indemnification agreements is minimal. All of these indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Broadcast Rights Commitments

Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2002 (dollars in thousands):

2003	$885
2004	861
2005	527
2006	481
Thereafter	379

Future minimum payments for unavailable cash broadcast rights	$3,133

Unavailable program rights payable represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Leases

The Company has operating lease agreements for broadcast studios, office and tower space. Minimum required annual payments under noncancelable operating leases at December 31, 2002 are approximately as follows (dollars in thousands):

Operating leases
2003	$1,877
2004	1,877
2005	1,865
2006	1,905
2007	1,948
Thereafter	39,941

$49,413

Rent expense for the years ended December 31, 2002, 2001 and 2000 amounted to $1,850, $1,236 and $251, respectively.

Digital Conversion

FCC regulation required the Company to commence digital operations by May 1, 2002, in addition to continuing the Company’s analog operations, unless an extension of time was granted. The Company received extensions for all stations through July 2003 except WQRF and WFXV which did not require extensions because each station has not been issued a digital construction permit. The Company has commenced DTV operations for all stations other than WQRF and WFXV.

Midwest Holding Partnership (“MHP”) Subordinated Promissory Note

In connection with an acquisition, Quorum issued a subordinated promissory note to MHP. Under the terms of the note, upon a sale of the underlying assets acquired in the Midwest Holding acquisition, Quorum is obligated to pay MHP a range of payments not to exceed $7.3 million based upon the internal rate of return on the aggregate amount of equity contributions attributable to such assets. No related liability has been recorded as of December 31, 2002 as management estimates that the probability for any payment is remote.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

14. Related Party Transactions

Operating expenses include reimbursement to ABRY for Quorum’s allocable share of operating expenses paid by ABRY for Quorum. These expenses approximated $18, $35 and $61 for the years ended December 31, 2002, 2001 and 2000, respectively, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations.

Quorum also pays ABRY a management fee for financial and other advisory services. Management fees to ABRY approximated $0.3 million for the years ended December 31, 2002, 2001 and 2000, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations.

In June 1998, the Company received a cash payment for the benefit of an officer of the Company related to the liquidation of a liability of a related entity. At December 31, 2002 and 2001, none and $79, respectively, of this cash receipt remains unpaid and is included in amounts due to related parties. No interest accrues or is payable by the Company on this amount.

VHR has debt outstanding with Victor Rumore of $2 million, which matures on September 30, 2007. The Company pays interest of 12.5% annually. $250 was paid for the years ended December 31, 2002 and 2001. VHR also paid compensation to Rumore of $165, $180, and $180 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expenses.

On January 2, 2002, the Company entered into a software sublicense agreement with VHR-ABS, LLC, an entity affiliated with Victor Rumore. The Company is required to make payments of $60 a year for use of the software.

Mission paid compensation to David Smith, the owner of Mission, of $40, $40, and $39 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in selling general and administrative expenses.

15. Subsequent Events

Disposition of Assets and Liabilities

On April 1, 2003, Quorum entered into an agreement with GNS Media of Evansville, Inc. (“GNS”) in which Quorum agreed to sell the assets of the television station WTVW in Evansville, Indiana for $44.0 million in cash. On September 5, 2003, the agreement was amended to reduce the purchase price to $43.0 million in exchange for extending the offer. Quorum expected the sale to consummate in November 2003 subject to FCC consent. However, on January 26, 2004, GNS indicated that it would no longer be purchasing the assets of WTVW. As required by its Credit Agreement, Quorum was to repay approximately $41.5 million of its outstanding debt under the Credit Agreement from the net proceeds of the sale.

Interest Rate Swap and Collar Agreements

On June 13, 2003 the interest rate swap agreements terminated (see Note 8). On the same date the Company entered into an interest rate collar agreement for a notional amount of $60 million through September 13, 2003 and $40 million from September 13, 2003 through December 13, 2004. Under the agreement the ceiling and floor interest rates are 2.5% and 0.88%, respectively.

QUORUM BROADCAST HOLDINGS, LLC

(A Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Credit Facilities

On September 9, 2003, the Company amended its Credit Agreement to adjust certain financial covenants effective for the period ended June 30, 2003 and future periods because the Company was not in compliance with certain covenant ratios as of June 30, 2003. If the debt remained unpaid after December 31, 2003, additional interest would accrue commencing January 1, 2004. The total estimated additional interest through December 31, 2004 was approximately $800 based on current prevailing interest rates. The Company was required to pay a contingent fee of approximately $1.2 million if the Company did not repay its debt in full by April 30, 2004.

Nexstar Transaction

On December 30, 2003, the Nexstar Broadcasting Group, Inc. (“Nexstar”) completed the acquisition of all the subsidiaries of the Company.

Under the terms of the definitive agreement announced September 12, 2003, Nexstar paid total consideration of approximately $280 million through a combination of cash, shares or its common stock and the assumption of the Company’s debt. Nexstar financed the transaction with certain proceeds from its initial public offering of stock completed on November 24, 2003, the private placement of $125 million aggregate principal amount of senior subordinated notes by Nexstar Broadcasting, Inc. (“Nexstar Inc.”) an indirect subsidiary of Nexstar, additional borrowings under the Nexstar Inc.’s amended senior credit facilities with Bank of America, N.A. and other lenders named therein and cash on hand. Upon consummation of the acquisition, all of the Company’s outstanding debt was repaid.

16. Valuation and Qualifying Accounts

Allowance for doubtful accounts roll forward:

	Balance at beginning of period	Charged in operations	Deductions	Balance at end of period
	(dollars in thousands)
Year ended December 31, 2002 — allowance for doubtful accounts	$600	$620	$945	$275
Year ended December 31, 2001 — allowance for doubtful accounts	512	992	904	600
Year ended December 31, 2000 — allowance for doubtful accounts	192	937	617	512